Exhibit 4.3

                  FCB FINANCIAL CORP. 1998 INCENTIVE STOCK PLAN

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                                  FOR DIRECTORS


             THIS AGREEMENT, dated as of this ____ day of __________, by and between FCB Financial Corp., a Wisconsin corporation (the "Corporation"), and ________________ (the "Participant").

                              W I T N E S S E T H :

             WHEREAS, the Corporation has adopted the FCB Financial Corp. 1998 Incentive Stock Plan (the "Plan"), the terms of which, to the extent not stated herein, are specifically incorporated by reference into this Agreement; and

             WHEREAS, one of the purposes of the Plan is to permit the granting of options to purchase shares of the Corporation's Common Stock, $.01 par value (the "Shares"), to members of the Corporation's Board of Directors (a "Director"); and

             WHEREAS, the Participant is a Director, and the Corporation desires the Participant to continue as a member of the Corporation's Board of Directors and to secure or increase his or her stock ownership in the Corporation as an added incentive for the Participant to continue his or her association with the Corporation; and

             WHEREAS, the Participant was granted on __________________ (the "Grant Date") an option (the "Option") to purchase Shares under the terms and conditions set forth herein.

             NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

             1. Grant of Option. Subject to the terms and conditions of the Plan and this Agreement, the Participant was granted on the Grant Date the Option to purchase from the Corporation all or any part of the aggregate amount of ______ Shares (the "Optioned Shares"). The Option is intended to constitute a non-qualified stock option and shall not be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

             2. Option Price. The price to be paid for the Optioned Shares shall be $_____ per share (the "Exercise Price").

             3. Exercisability and Termination of Option. The Option shall become exercisable as to 20% of the Optioned Shares after one year has elapsed after the Grant Date and an additional 20% shall become exercisable after the end of each subsequent year such that the Option is fully exercisable after five years have elapsed after the Grant Date; provided, however, that the Option shall (subject to the terms of the Plan) become fully exercisable (i) upon retirement of the Participant as a director of the Corporation after age 70, (ii) upon early retirement of the Participant as a director of the Corporation after age 65, in the event that the Participant has served as a director of the Corporation and/or of Fox Cities Bank (or any predecessor thereof) for at least 10 years at the time of such retirement, (iii) in the event of the Participant's disability or death while serving as a director, or (iv) upon a Change of Control (as defined in the Plan) of the Corporation. The Option to the extent not theretofore exercised shall terminate on the earlier of: (i) __________________ or (ii) three months after the Participant ceases to be a director of the Corporation.

             4. Manner of Exercise and Payment. To exercise the Option in whole or in part, the Participant shall give written notice to the Secretary of the Corporation at the Corporation's principal office in Oshkosh, Wisconsin specifying the number of Optioned Shares with respect to which the Participant elects to exercise the Option together with full payment of the Exercise Price. The date of exercise shall be the date on which such notice is received by the Corporation. Payment shall be made in cash (including check, bank draft or money order).

             5. Assignments and Transfers. The Option may not be assigned, encumbered or transferred except, in the event of the death of the Participant, by will or the laws of descent and distribution.

             6. Withholding Tax. The Corporation may deduct and withhold from any cash otherwise payable to the Participant such amount as may be required, if any, for the purpose of satisfying any obligation the Corporation may have to withhold Federal, state or local taxes.

             7. Adjustments Affecting the Shares. In the event of an adjustment in the Corporation's capitalization, the number of Optioned Shares and the Exercise Price may be subject to adjustment in the manner contemplated by the Plan.

             8. Transfer Restrictions. Shares acquired upon the exercise of the Option may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or in a transaction which, in the opinion of counsel for the Corporation, is exempt from registration under said Act.

             9. Status of Participant. The Option shall not confer upon the Participant the right to continue as a member of the Board of Directors of the Corporation.

             10. Plan is Controlling. The Option shall be subject in all respects to the terms and conditions of the Plan, which shall be controlling.

             IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers and the Participant has hereunto affixed his or her hand and seal as of the day and year first above written.

                                 FCB FINANCIAL CORP.


                                 By:


                                 Attest:


                                                                       [SEAL]
                                                          , Participant